                                                                    EXHIBIT 99

[UNITED BANCORP LOGO]  UNITED BANCORP, INC.

P.O. BOX 10 - MARTINS FERRY, OHIO 43935 - Phone: 740/633-BANK   Fax:740/633-1448
We are United to Better Serve You

================================================================================
PRESS RELEASE
================================================================================

UNITED BANCORP, INC.

201 South 4th at Hickory Street, Martins Ferry, OH  43935

Contact:  James W. Everson              Randall M. Greenwood
          Chairman, President and CEO   Senior Vice President, CFO and Treasurer
Phone:    (740) 633-0445 Ext. 120       (740) 633-0445 Ext. 181
          ceo@unitedbancorp.com         cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:     12:00 PM July 26, 2007

SUBJECT: UNITED BANCORP, INC. REPORTS EARNINGS PER SHARE OF $0.32 FOR THE SIX MONTHS ENDED JUNE 30, 2007, AN INCREASE OF 52.4%

MARTINS FERRY, OHIO - - - United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported earnings of $1,482,000 compared to $989,000 for the six months ended June 30, 2007 and 2006, respectively. On a per share basis, the Company's basic earnings per share were $0.32 for 2007 as compared to $0.21 for 2006, an increase of 52.4%. Earnings per share data for 2006 gives effect to the 10% stock split paid in the form of a dividend in December 2006. Second quarter 2007 earnings were $0.17 per share compared to $0.06 per share in 2006. Six months earnings for 2006 were impacted by a $561,000 after tax charge relating to the strategic repositioning of our Community Bank affiliate's balance sheet which is now a division of the Company's lead bank, The Citizens Savings Bank.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, "The Company's six month earnings in 2007 generated an annualized 0.71% return on average assets ("ROA") and an 9.7% return on average equity ("ROE") compared to 0.48% ROA and 6.2% ROE for the comparable six month period in 2006. With the recent positive slope of the treasury yield curve, the rate of deterioration in our net interest margin has lessened and the compression of the Company's net interest margin should stabilize in the next six months. Service charge income on deposit accounts for the six months ended June 30, 2007 increased $182,000 which reflects the positive impact of a courtesy overdraft program implemented by the Company in late 2006. We should continue to see increasing service charge results from this program in future quarters."

James W. Everson, Chairman, President and Chief Executive Officer stated, "As reported last year, we took dramatic action in repositioning our balance sheet in June of 2006. Taking our 10% share dividend into consideration, we posted per share quarterly earnings at $0.06 in June 2006, $0.09 in September 2006, $0.15 in December and $0.16 in March 2007. Posting $0.17 in the second quarter of 2007, we continue to make solid progress in moving towards acceptable earnings, yet we continue to recognize we must do better. We are committed to improvement in earnings through the efficiencies to be gained by the merger on July 1st of our two affiliate bank charters and we are projecting additional benefits to begin in this fourth quarter by the enhanced oversight of the seasoned Citizens Bank management team.

"As originally planned, we struck the July 1st quarter as the start date of the consolidation 'for accounting purposes' of the merger of The Community Bank with and into The Citizens Savings Bank. The 'physical consolidation' of our two charters under the management group of The Citizens Savings Bank will take between six and twelve months to complete." Everson concluded by stating, "We are pleased with our progress of the past twelve months, yet we recognize much must be accomplished as we combine the synergies of Community and Citizens, taking the best that each bank offers, into one larger, stronger and more profitable bank. While each of the banks will be combined under the charter of Citizens, the Company intends to continue to capitalize on established branding in the markets of each institution. In that respect, Community will operate under the trade name 'The Community Bank, a Division of The Citizens Savings Bank' and Citizens will operate under the trade name 'The Citizens Bank, a Division of The Citizens Savings Bank'. The Company expects a normalization of earnings to occur over the next twelve to eighteen months as a result of enhanced operating and cost efficiencies to be realized from the consolidation. In addition, the combined $432.3 million asset institution will have an expanded $5.5 million lending authority with improved products and services to its customers and will continue to provide quick loan approvals. As always, our lending efforts are directed toward quality loans, as we have steered clear of the sub-prime credits that have recently affected others within the financial services industry."

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and is a bank holding company with total assets of approximately $432.3 million and total shareholder's equity of approximately $30.6 million as of June 30, 2007. Through its seventeen banking offices and operations center, The Citizens Savings Bank serves the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas. The Company trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

                     UNITED BANCORP, INC. MARTINS FERRY, OH
                                  Symbol "UBCP"

                                                     FOR THE THREE MONTHS ENDED JUNE 30,
                                                    ------------------------------------          %
                                                         2007                    2006          CHANGE
                                                    ------------            ------------      --------
EARNINGS
  Total interest income                             $  6,648,974            $  6,319,541         5.21%
  Total interest expense                               3,601,598               3,150,992        14.30%
                                                    ------------            ------------
  Net interest income                                  3,047,376               3,168,549        -3.82%
  Provision for loan losses                              191,009                 302,000       -36.75%
  Service charges on deposit accounts                    457,499                 323,380        41.47%
  Net realized gains (losses) of sales
    on securities                                            749                (319,976)     -100.23%
  Net realized gains (losses) on sale
    of loans                                              (4,440)                  5,078      -187.44%
  Other noninterest income                               328,540                 271,002        21.23%
    Total noninterest income                             782,348                 279,484       179.93%
  Total noninterest expense                            2,726,552               2,940,711        -7.28%
  Income tax expense                                     147,700                 (81,546)     -281.12%
                                                    ------------            ------------
  Net income                                             764,463                 286,868       166.49%
PER SHARE
  Earnings per common share - Basic                 $       0.17            $       0.06       183.33%
  Earnings per common share - Diluted                       0.17                    0.06       183.33%
  Cash dividends paid                                       0.13                    0.12         8.33%
SHARES OUTSTANDING
  Average - Basic                                      4,603,769               4,591,932           --
  Average - Diluted                                    4,605,657               4,592,563           --

                                                      FOR THE SIX MONTHS ENDED JUNE 30,
                                                    ------------------------------------          %
                                                          2007                    2006         CHANGE
                                                    ------------            ------------      --------
EARNINGS
  Total interest income                             $ 13,074,833            $ 12,304,170         6.26%
  Total interest expense                               7,082,780               5,985,954        18.32%
                                                    ------------            ------------
  Net interest income                                  5,992,053               6,318,216        -5.16%
  Provision for loan losses                              374,353                 404,000        -7.34%
  Service charges on deposit accounts                    855,481                 673,709        26.98%
  Net realized gains (losses) of sales
    on securities                                          1,389                (350,003)     -100.40%
  Net realized gains (losses) on sale
    of loans                                              (4,531)                  9,857      -145.97%
  Other noninterest income                               598,689                 558,101         7.27%
    Total noninterest income                           1,451,028                 891,664        62.73%
  Total noninterest expense                            5,336,572               5,729,801        -6.86%
  Income tax expense                                     250,013                  87,007       187.35%
                                                    ------------            ------------
  Net income                                        $  1,482,143            $    989,072        49.85%
PER SHARE
  Earnings per common share - Basic                 $       0.32            $       0.21        52.38%
  Earnings per common share - Diluted                       0.32                    0.21        52.38%
  Cash dividends paid                                       0.26                    0.24         8.33%
  Book value (end of period)                                6.70                    6.66         0.60%
SHARES OUTSTANDING
  Average - Basic                                      4,607,900               4,621,663           --
  Average - Diluted                                    4,609,328               4,622,803           --
AT QUARTER END
  Total assets                                      $432,309,393            $419,318,216         3.10%
  Total assets (average)                             420,024,000             414,680,000         1.29%
  Other real estate and repossessions                    521,343               1,183,015       -55.93%
  Gross loans                                        227,080,310             236,279,137        -3.89%
  Allowance for loan losses                            2,188,431               2,839,442       -22.93%
  Net loans                                          224,891,879             233,439,695        -3.66%
  Non-performing loans                                 1,447,000               1,533,000        -5.61%
  Net loans charged off                                  491,000                 469,146         4.66%
  Average loans                                      228,246,000             233,452,000        -2.23%
  Securities and other restricted stock              172,657,366             144,951,202        19.11%
  Total deposits                                     346,136,488             330,005,480         4.89%
  Shareholders' equity                                30,607,766              30,420,478         0.62%
  Shareholders' equity (average)                      30,608,000              31,839,000        -3.87%
STOCK DATA
  Market value - last close (end of period)         $      10.55            $      10.00         5.50%
  Dividend payout ratio                                    81.25%                 114.29%      -28.91%
  Price earnings ratio                                     16.23x                  22.22x      -26.95%
KEY PERFORMANCE RATIOS
  Return on average assets (ROA)                            0.71%                   0.48%       47.92%
  Return on average equity (ROE)                            9.68%                   6.21%       55.88%
  Net interest margin (FTE)                                 3.16%                   3.20%       -1.25%
  Interest expense to average assets                        3.37%                   2.89%       16.61%
  Total allowance for loan losses
    to nonperforming loans                                151.24%                 185.22%      -18.35%
  Total allowance for loan losses
    to total loans                                          0.96%                   1.20%      -20.00%
  Nonperforming loans to total loans                        0.64%                   0.65%       -1.54%
  Nonperforming assets to total assets                      0.46%                   0.65%      -29.23%


Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.